Exhibit 99.1

INCO LIMITED PROVIDES UPDATE ON
IMPACT OF POST-STRIKE RAMP-UP AT ONTARIO OPERATIONS
ON PRODUCTION AND COSTS AND NET EARNINGS
FOR THE THIRD QUARTER OF 2003 AND GUIDANCE
ON PRODUCTION, COSTS AND CERTAIN OTHER FACTORS

WEBCAST OF CONFERENCE CALL ON THIS UPDATE
TO BE HELD AT 5:00 P.M. (TORONTO TIME) ON OCTOBER 15, 2003

Toronto, October 15, 2003. Inco Limited announced today that a slower than expected ramp-up of operations at its Ontario operations after a nearly three-month strike will adversely affect its nickel unit cash cost of sales after by-product credits and production of certain metals for the third and fourth quarters of 2003. A strike of the unionized workforce at the Company’s Ontario operations began on June 1, 2003 and a new collective agreement ending the strike was entered into on August 28, 2003.

“We have not had a three-month strike at Ontario in 20 years. We expected to overcome these ramp-up problems earlier but unfortunately that was not the case,” stated Scott Hand, Chairman and Chief Executive Officer.

The Company’s Ontario operations have experienced a series of unanticipated problems principally at its smelter and related facilities which were associated with the ramp-up of those facilities after the strike. These problems, which have been resolved, included outages or curtailments of operations at the Ontario operations’ oxygen plants and acid plant.

INCO LIMITED 145 King Street West, Suite 1500, Toronto, Ontario, Canada M5H 4B7

These ramp-up problems have adversely affected production of nickel, copper and platinum-group metals (“PGM”) for the third quarter of 2003 beyond what the Company had assumed in its July 22, 2003 projection for its 2003 nickel unit cash cost of sales after by-product credits. As a result of these lower production levels, the Company currently anticipates that its nickel unit cash cost of sales after by-product credits for the third quarter of 2003 will be about U.S. $2.25 to $2.30 per pound as compared with the Company’s July 22, 2003 projected average nickel unit cash cost of sales after by-product credits of U.S. $2.05 per pound for 2003.

The Company currently expects that its nickel production for 2003 will be about 410 to 415 million pounds. Higher than planned production at the Company’s Manitoba and PT International Nickel Indonesia Tbk (“PT Inco”) operations is expected to largely offset the shortfall in production at the Ontario operations for the third and fourth quarters of 2003.

As a result of these same start-up problems, PGM production for 2003 will be about 205,000 to 210,000 troy ounces as compared with the Company’s July 22, 2003 projected three month strike-affected plan of 280,000 troy ounces and copper production for 2003 will be about 5 to 10 million pounds below the Company’s July 22, 2003 three month strike-affected projection of 205 million pounds. These smelter problems and the relatively long lead times to refine PGM are expected to result in only minimal PGM production from Ontario in the fourth quarter of 2003. The reduced production levels are expected to significantly adversely affect fourth quarter 2003 nickel unit cash cost of sales after by-product credits. Production of PGM lost in the fourth quarter of 2003 is expected to be made up in 2004 and the Company currently expects that PGM production will be about 400,000 ounces in 2004. The Company currently projects, largely as a result of only minimal PGM production for the quarter, that these unit cash costs for the fourth quarter 2003 will be about U.S. $2.55 to $2.65 per pound based upon currently prevailing exchange rates. The Company currently projects that its overall nickel unit cash cost of sales after by-product credits for 2003 will average about U.S. $2.20 to $2.25 per pound, also based upon currently prevailing exchange rates.

The Ontario smelting and refining operations are currently operating close to planned levels. “The Ontario smelter facilities have now been operating extremely well and we believe that the ramp-up problems at these facilities are behind us,” indicated Peter C. Jones, President and Chief Operating Officer.

While the Ontario operations have sufficient intermediate concentrate to smelt and refine to meet current planned production levels for these operations for the fourth quarter of 2003, one of the Ontario operations’ mines has experienced an ore pass problem which may not be resolved until the first quarter of 2004 and could adversely affect production in 2004.

The Company continues to evaluate a range of actions to reduce costs and to offset cost increases experienced as a result of the appreciation of the Canadian dollar, higher energy costs and increased pension costs. The Company’s objective remains to reduce controllable costs by 10% to 15% over the next 12 to 18 months. It has reduced employment levels at its Ontario operations’ by some 160 positions or about 3% since the strike at those operations began in June 2003. To reach this cost reduction objective, the Company is developing and intends to put in place new productivity programs and other actions.

The appreciation of the Canadian dollar relative to the U.S. dollar in the third quarter of 2003 is expected to negatively affect the Company’s tax accruals and this occurrence is currently projected to reduce net earnings in accordance with Canadian generally accepted accounting principles (“GAAP”) for that quarter.

Given the recent increase in the London Metal Exchange (LME) cash nickel price in the fourth quarter of 2003 to date and the effect that this rise has on how the price for PT Inco’s matte product is calculated and the pricing of certain of the Company’s specialty nickel products, the Company currently estimates that its fourth quarter 2003 premiums will be in the range of U.S. $0.02 to $0.08 per pound of nickel, as compared with the Company’s July 22, 2003 projected range for premiums of U.S. $0.12 to $0.18 per pound for that quarter.

Reduced production levels and the resulting increase in nickel unit cash cost of sales after by-product credits for the third quarter of 2003, together with the effect on tax accruals referred to above will reduce the Company’s third quarter 2003 net earnings in accordance with Canadian GAAP by about U.S. $0.10 to $0.15 per share.

The Company expects to be in a position to discuss the specific impact that these reduced production levels, unit cost increases and adjustments in tax accruals will have on its third quarter 2003 financial results and fourth quarter 2003 projected financial results on October 21, 2003 when it reports its third quarter 2003 financial and operating results and holds its conference call on that date to review those results.

Webcast Information on Conference Call

We will webcast, on a live, listen only basis, a conference call covering this announcement. This webcast will be made available through a separate third party webcasting service, Canada NewsWire Ltd. The conference call is expected to begin at 5:00 p.m. (Toronto time) today.

Any person having a computer and Internet access who is interested in listening to the conference call can access this webcast by visiting Canada NewsWire’s website, www.newswire.ca/webcast. For any questions on whether your computer system meets the minimum requirements to listen to this call or if any person listening experiences any problems, Canada NewsWire provides a “Webcast Help” page which can be accessed at their website, www.newswire.ca/webcast. Canada NewsWire’s helpdesk is also available to answer any questions or to assist with any problems and can be reached at webcast@newswire.ca.

Copies of any slides for the conference call can be accessed and will be available for online viewing by persons with a computer and Internet connection through www.newswire.ca/webcast by clicking on the event title or listen link or through Inco’s website, www.inco.com, by clicking on the “Latest Presentation” link on the homepage and then referencing the heading “October 15, 2003 Conference Call”.

It is currently expected that the scheduled speakers for the Company on the conference call will be Scott Hand and Peter Jones. The conference call may, but not necessarily will, include forward-looking statements.

The archival webcast of the conference call will be available through www.newswire.ca/webcast beginning one hour after the end of the call. Canada NewsWire makes such archivals available for a period of 90 days. To access the archival webcast through your computer, please use www.newswire.ca/webcast. Computer systems must also meet certain minimum requirements in order to access the archival webcast. A recording of the conference call will also be available in North America through 5:00 p.m. (Toronto time) on October 29, 2003 and can be listened to in North America by dialing 1-800-558-5253 (if calling from outside North America, please dial (416) 626-4100), and entering the reservation number 21163505.

This news release contains forward-looking statements regarding the Company and its financial position, production of nickel, copper and platinum-group metals, unit cash costs, premiums and tax accruals. Actual results and developments may differ materially from those contemplated by these statements depending on, among others, such key factors as business and economic conditions in the principal markets for the Company’s products, the supply and demand for nickel, the Canadian-U.S. dollar exchange rate and the impact of changes in that rate on tax accruals, nickel inventory levels and production costs, production levels and the timing and development of, and capital costs and financing and other arrangements associated with, its Goro and Voisey’s Bay projects. The forward-looking statements included in this release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

IN

October 15, 2003

For further information:

Investor Relations:	Sandra Scott	(416) 361-7758
Media Relations:	Steve Mitchell	(416) 361-7950

or www.inco.com

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